Exhibit 4.5
                                                    -----------

              CERTIFICATE OF DESIGNATION OF RIGHTS
             AND PREFERENCES OF SERIES C CONVERTIBLE
          PREFERRED STOCK OF ICN PHARMACEUTICALS, INC.

             Pursuant to Section 151 of the General
            Corporation Law of the State of Delaware

          The undersigned, David C. Watt, Executive Vice President, General Counsel and Corporate Secretary, of ICN Pharmaceuticals, Inc., a Delaware corporation (the "Company"), hereby certifies that pursuant to authority conferred upon the Board of Directors of the Company by the Restated Certificate of Incorporation of the Company and pursuant to the provisions of the General Corporation Law of the State of Delaware, the Board of Directors duly adopted a resolution providing for the designations, powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the Series C Convertible Preferred Stock of the Company, which resolution is as follows:

          WHEREAS, Article Fourth of the Restated Certificate of
Incorporation of the Company authorizes a class of shares designated as Preferred Stock, consisting of 10,000,000 shares, par value $.01 per share and authorizes the Board of Directors to fix the designations, preferences and rights granted to or imposed upon the Preferred Stock; and

          WHEREAS, it is now the desire of the Board of Directors, pursuant to the authority vested in it by the Restated
Certificate of Incorporation to fix and determine the rights, preferences, privileges, and restrictions of a series of said
Preferred Stock;

          NOW, THEREFORE, BE IT RESOLVED that the Board of Directors does hereby authorize the issuance of a series of Preferred Stock of the Company and does hereby fix and determine the rights, preferences, privileges, and restrictions of, and other matters relating to, said series as follows:

1. DESIGNATION. The series of Preferred Stock shall be designated and known as "Series C Convertible Preferred Stock."
The number of shares constituting such series shall be 3,000.

2.        CONVERSION.  The holders of the Series C Convertible
Preferred Stock shall have conversion rights as follows (the
"Conversion Rights"):

          (a) RIGHT TO CONVERT. Each share of Series C Convertible Preferred Stock shall be convertible, subject to the last sentence of this Section 2(a), without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, (i) at any time after the earlier to occur of (A) July 1, 1998, and (B) the date on which the sale price of the Common Stock on the New York Stock Exchange reaches $30 per share, with respect to any and all of the number of shares of Common Stock into which the Series C Convertible Preferred Stock shall then be convertible in accordance with the provisions hereof, at the office of the Company or any transfer agent for the Series C Convertible Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $25,000 by the Conversion Price, determined as hereinafter provided, in effect at the time of the conversion (the "Conversion Ratio"). The Conversion Price at which shares of Common Stock shall be deliverable upon conversion without the payment of any additional consideration by the holder thereof (the "Conversion Price") shall initially be $25 per share of Common Stock. Such initial Conversion Price shall be subject to adjustment in order to adjust the number of shares of Common Stock into which the Series C Convertible Preferred Stock is convertible, as hereinafter provided. Notwithstanding the foregoing, in no event shall any share of Series C Convertible Preferred Stock be convertible if, following such conversion, the holder would be the beneficial owner, as defined in Rule 13d-3 under the Securities Exchange Act of 1934, of five percent or more of the outstanding shares of Common Stock.

          (b) MECHANICS OF CONVERSION. No fractional shares of Common Stock shall be issued upon conversion of the Series C Convertible Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the then effective Conversion Price.

          Before any holder of Series C Convertible Preferred Stock shall be entitled to convert the same into full shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Series C Convertible Preferred Stock, and shall give written notice to the Company at such office that he elects to convert the same and shall state therein his name or the name or names of his nominees in which he wishes the certificate or certificates for shares of Common Stock to be issued. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series C Convertible Preferred Stock, or to his nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid, together with cash in lieu of any fraction of a share. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series C Convertible Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

          (c)  ADJUSTMENTS TO CONVERSION PRICE FOR DILUTING
ISSUES:

                    (i)  In the event the Company shall issue
additional shares of Common Stock pursuant to a stock dividend, stock distribution or stock subdivision, the Conversion Price in effect immediately prior to such stock dividend, stock distribution or stock subdivision shall, concurrently with the effectiveness of such stock dividend, stock distribution or subdivision, be proportionately decreased.

                    (ii) In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

                    (iii)     In case the Company shall issue or
sell any Common Stock (other than Common Stock issued (a) upon conversion of convertible securities of the Company outstanding as of December 31, 1996, (b) pursuant to the Company's stock option plans or pursuant to any other Common Stock related employee compensation plan of the Company approved by the Company's Board of Directors, or (c) upon exercise or conversion of any security the issuance of which caused an adjustment under paragraphs (iv) or (v) hereof) without consideration or for a consideration per share less than the then Conversion Price Per Common Share (as defined in paragraph (vii)), the Conversion Ratio to be in effect after such issuance or sale shall be determined by multiplying the Conversion Ratio in effect immediately prior to such issuance or sale by a fraction, the numerator of which shall be the product of the aggregate number of shares of Common Stock outstanding immediately after such issuance or sale and the Current Valuation Per Common Share (as defined in paragraph (vii)) immediately prior to such issuance or sale and the denominator of which shall be the sum of (x) the number of shares of Common Stock outstanding immediately prior to the time of such issuance or sale multiplied by the Current Valuation Per Common Share immediately prior to such issuance or sale and (y) the aggregate consideration, if any, to be received by the Company upon such issuance and sale. In case any portion of the consideration to be received by the Company shall be in a form other than cash, the fair market value of such noncash consideration shall be utilized in the foregoing computation. Such fair market value shall be determined by the Board of Directors of the Company; PROVIDED that if the holders of 25% of the Series C Preferred Stock shall object to any such determination, the Board of Directors shall retain an independent appraiser reasonably satisfactory to such holders to determine such fair market value. The holders shall be notified promptly of any consideration other than cash to be received by the Company and furnished with a description of the consideration and the fair market value thereof, as determined by the Board of Directors.

                    (iv) In case the Company shall fix a record date for the issuance of rights, options or warrants to the holders of its Common Stock or other securities entitling such holders to subscribe for or purchase shares of Common Stock (or securities convertible into shares of Common Stock) at a price per share of Common Stock (or having a conversion price per share of Common Stock, if a security convertible into shares of Common Stock) less that the then Conversion Price Per Common Share on such record date, the maximum number of shares of Common Stock issuable upon exercise of such rights, options or warrants (or conversion of such convertible securities) shall be deemed to have been issued and outstanding as of such record date and the Conversion Ratio shall be adjusted pursuant to paragraph (iii) hereof, as though such maximum number of shares of Common Stock had been so issued for an aggregate consideration payable by the holders of such rights, options, warrants or convertible securities prior to their receipt of such shares of Common Stock. In case any portion of such consideration shall be in a form other than cash, the fair market value of such noncash consideration shall be determined by the Board of Directors.
Such adjustment shall be made successively whenever such record date is fixed; and in the event that such rights, options or warrants are not so issued or expire unexercised, or in the event of a change in the number of shares of Common Stock to which the holders of such rights, options or warrants are entitled (other than pursuant to adjustment provisions therein comparable to those contained in this paragraph (c)), the Conversion Ratio shall again be adjusted to be the Conversion Ratio which would then be in effect if such record date had not been fixed, in the former event, or the Conversion Ratio which would then be in effect if such holder had initially been entitled to such changed number of shares of Common Stock, in the latter event.

                    (v)  In case the Company shall issue rights,
options (other than options issued pursuant to a plan described in clause (iii)(B)) or warrants entitling the holders thereof to subscribe for or purchase Common Stock (or securities convertible into shares of Common Stock) or shall issue convertible securities, and the price per share of Common Stock of such rights, options, warrants or convertible securities (including, in the case of rights, options or warrants, the price at which they may be exercised) is less than the then Conversion Price Per Common Share, the maximum number of shares of Common Stock issuable upon exercise of such rights, options or warrants or upon conversion of such convertible securities shall be deemed to have been issued and outstanding as of the date of such sale or issuance, and the Conversion Ratio shall be adjusted pursuant to paragraph (iii) hereof as though such maximum number of shares of Common Stock had been so issued for an aggregate consideration equal to the aggregate consideration paid for such rights, options, warrants or convertible securities and the aggregate consideration payable by the holders of such rights, options, warrants or convertible securities prior to their receipt of such shares of Common Stock. In case any portion of such consideration shall be in a form other than cash, the fair market value of such noncash consideration shall be determined as set forth in paragraph (iii) hereof. Such adjustment shall be made successively whenever such rights, options or warrants expire unexercised, or in the event of a change in the number of shares of Common Stock to which the holders of such rights, options, warrants or convertible securities are entitled (other than pursuant to adjustment provisions therein comparable to those contained in this paragraph (c)), the Conversion Ratio shall again be adjusted to be the Conversion Ratio which would then be in effect if such rights, options, warrants or convertible securities had not been issued, in the former event, or the Conversion Ratio which would then be in effect if such holders had initially been entitled to such changed number of shares of Common Stock, in the latter event. No adjustment of the Conversion Ratio shall be made pursuant to this paragraph (v) to the extent that the Conversion Ratio shall have been adjusted pursuant to paragraph (iv) upon the setting of any record date relating to such rights, options, warrants or convertible securities and such adjustment fully reflects the number of shares of Common Stock to which the holders of such rights, options, warrants or Convertible Securities are entitled and the price payable therefor.

                    (vi) In case the Company shall fix the record date for the making of a distribution to holders of Common Stock (including any such distribution made in connection with a consolidation or merger in which the Company is the continuing Company) of evidences of indebtedness, assets or other property (other than dividends payable in Common Stock or rights, options or warrants referred to in, and for which an adjustment is made pursuant to, paragraph (iv) hereof), the Conversion Ratio to be in effect after such record date shall be determined by multiplying the Conversion Ratio in effect immediately prior to such record date by a fraction, the numerator of which shall be the Current Valuation Per Common Share on such record date, and the denominator of which shall be the Current Valuation Per Common Share on such record date, less the fair market value (determined by the Board Directors) of the portion of the assets, other property or evidence of indebtedness so to be distributed which is applicable to one share of Common Stock. Such adjustments shall be made successively whenever such a record date is fixed; and in the event that such distribution is not so made, the Conversion Ratio shall again be adjusted to be the Conversion Ratio which would then be in effect if such record date had not been fixed.

                    (vii)     For the purpose of any computation
under paragraph (c) hereof, on any determination date, the "CURRENT VALUATION PER COMMON SHARE" shall be the greater of the Current Market Price Per Common Share and the Conversion Price Per Common Share (each as defined below), the "CURRENT MARKET PRICE PER COMMON SHARE" shall be deemed to be the average (weighted by daily trading volume) of the Daily Prices (as defined below) per share of the applicable class of Common Stock for the 20 consecutive trading days immediately prior to such date, the "CONVERSION PRICE PER COMMON SHARE" shall be deemed to be the amount in dollars which is equal to $25,000 divided by the Conversion Ratio immediately prior to such adjustment, and "DAILY PRICE" means if the shares of such class of Common Stock then are listed and traded on the New York Stock Exchange, Inc. ("NYSE"), the closing price on such day as reported on the NYSE Composite Transactions Tape; if the shares of such class of Common Stock then are not listed and traded on the NYSE, the closing price on such day as reported by the principal national securities exchange on which the shares are listed and traded; if the shares of such class of Common Stock then are not listed and traded on any such securities exchange, the last reported sale price on such day on the National Market of the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ"); or if the shares of such class of Common Stock then are not traded on the NASDAQ National Market, the average of the highest reported bid and lowest reported asked price on such day as reported by NASDAQ. For purposes of any computation under this paragraph (c), the number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company.

                    (viii)    No adjustment to the Conversion
Ratio shall be required unless such adjustment would require an increase or decrease of at least 1% in the Conversion Ratio; PROVIDED, HOWEVER, that any adjustments which by reason of this paragraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this paragraph (c) shall be made to the nearest four decimal points.

                    (ix) In the event that, at any time as a result of the provisions of paragraph (x), the holder of this Series C Preferred Stock upon subsequent conversion shall become entitled to receive any shares of capital stock of the Company other than Common Stock, the number of such other shares so receivable upon conversion of this Series C Preferred Stock shall thereafter be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained herein.

                    (x)  In the case of any consolidation or
merger of the Company with or into another corporation or the conveyance of all or substantially all the assets of the Company to another corporation, each share of Series C Convertible Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Company deliverable upon conversion of such Series C Convertible Preferred Stock would have been entitled upon such consolidation, merger or conveyance; and, in any such case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interest thereafter of the holders of the Series C Convertible Preferred Stock, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series C Convertible Preferred Stock.

                    (xi) The Company will not, by amendment of its Restated Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of this Section 2 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series C Convertible Preferred Stock against impairment.

                    (xii)     Upon the occurrence of each
adjustment or readjustment of the Conversion Price pursuant to this Section 2, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to the holder of Series C Convertible Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Series C Convertible Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustments and readjustments, (B) the Conversion Price at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon conversion of Series C Convertible Preferred Stock.

                    (xiii)    The Company shall reserve and keep
available at all times out of its authorized but unissued Common
Stock such number of shares of Common Stock as shall from time to time be sufficient to effect conversion of the Series C
Convertible Preferred Stock.

3.        LIQUIDATION RIGHTS.  The Series C Convertible Preferred
Stock shall have the following liquidation rights and preferences:

          (a) LIQUIDATION PRICE. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of each share of Series C Convertible Preferred Stock outstanding shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of the Common Stock of the Company by reason of their ownership thereof, an amount equal to $25,000 plus in each case an amount equal to all accrued and unpaid dividends thereon to and including the date full payment shall be tendered to the holders of the Series C Convertible Preferred Stock outstanding with respect to such liquidation, dissolution or winding up.

          (b) PRIORITY OVER COMMON STOCK. All the preferential amounts to be paid to the holders of the Series C Convertible Preferred Stock under this Section 3 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Company to, the holders of the Common Stock in connection with such liquidation, dissolution or winding up. After the payment or the setting apart of payment to the holders of the Series C Convertible Preferred Stock of the preferential amounts so payable to them, and any preferential amounts payable to the holders of preferred stock ranking as to liquidation on a parity with or junior to the Series C Convertible Preferred Stock, the holders of Common Stock shall be entitled to receive all remaining assets of the Company.

          (c) INSUFFICIENCY. If the assets or surplus funds thus distributed to the holders of the Series C Convertible Preferred Stock are insufficient to permit the payment to such holders of their full preferential amount, then the entire assets and surplus funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series C Convertible Preferred Stock and holders of preferred stock ranking as to liquidation on a parity with the Series C Convertible Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive.

4. VOTING RIGHTS. Each share of Series C Convertible Preferred Stock shall entitle the holder thereof to that number of votes equal to the number of shares into which such share of Series C Convertible Preferred Stock would be convertible as of the record date for any matter to be submitted to a vote of stockholders of the Company. For purposes of calculation of such number of votes, all shares of Series C Convertible Preferred Stock then outstanding shall be considered immediately
convertible as of such record date.   Except as otherwise
provided by law, the holders of Series C Convertible Preferred Stock and holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Company.

5. DIVIDEND RIGHTS. The holders of outstanding shares of Series C Convertible Preferred Stock shall not be entitled to receive dividends in respect of shares of Series C Preferred
Stock.

6. COVENANTS. So long as any shares of Series C Convertible Preferred Stock shall be outstanding (as adjusted for all subdivisions and combinations), the Company shall not, without first obtaining the affirmative vote or written consent of not less than sixty percent (60%) of such outstanding shares of Series C Convertible Preferred Stock, amend or repeal any provision of, or add any provision to, the Company's Restated Certificate of Incorporation or By-laws if such action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series C Convertible Preferred Stock.

          IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation of Rights and Preferences of Series C
Convertible Preferred Stock as of this 4th day of August, 1997.


                              ICN PHARMACEUTICALS, INC.



                              By:
                                 -------------------------------
                                 David C. Watt,
                                 Executive Vice President,
                                    General Counsel and
                                    Corporate Secretary